SCHEDULE A

Amended and Restated as of October 31, 2017

List of Funds

Legg Mason Developed ex-US Diversified Core ETF

Legg Mason Emerging Markets Diversified Core ETF

Legg Mason US Diversified Core ETF

Legg Mason Low Volatility High Dividend ETF

Legg Mason International Low Volatility High Dividend ETF

Legg Mason Emerging Markets Low Volatility High Dividend ETF

Legg Mason Global Infrastructure ETF

ClearBridge All Cap Growth ETF

ClearBridge Dividend Strategy ESG ETF

ClearBridge Large Cap Growth ESG ETF

Legg Mason Small-Cap Quality Value ETF

Legg Mason Small-Cap Deep Value ETF

Legg Mason Small-Cap Dividend Value ETF

Legg Mason Capital Preservation Solution ETF

Legg Mason Income Solution ETF

Legg Mason Conservative Growth Solution ETF

Legg Mason Moderate Growth Solution ETF

Legg Mason High Growth Solution ETF

Western Asset Total Return ETF